Exhibit 10.26
EXCLUSIVE PURCHASE, LICENSE AND SUPPLY AGREEMENT
     This Exclusive Purchase, License and Supply Agreement (the “Agreement”) is entered into as of September 15th, 2005 (the “Effective Date”), by and between Voltage Vehicles, a Nevada corporation and wholly-owned subsidiary of ZAP, a California corporation (“hereinafter referred to as ZAP”), and Obvio! Automotoveiculos S.P.E. Ltda, a special purpose company of Brasil (“OBVIO”). OBVIO and ZAP may be collectively referred to herein as the “Parties.”
RECITALS
     A. OBVIO is a manufacturer of cars with the brand name “Obvio” (“Obvio Cars”) which will meet all U.S. Environmental Protection Agency (EPA), Department of Transportation (DOT)/Federal Motor Vehicle Safety Standards (FMVSS) and California Air Resource Board (CARB) standards. (See Exhibit A for sketches of OBVIO’s 828/2 and 012 models)
     B. OBVIO wishes to manufacture Obvio Cars under the name “ZAP Obvio cars” for purchase by ZAP.
     C. OBVIO has assembled a network of suppliers including MVC-Marcopolo for the composite bodyshell, Tritec Motors for the powertrain, ZF for a CVT ecotronic transmission, Valeo for its Stop&Go hybrid starter generator and Magnetti Marelli for suspensions and brake systems.
     D. OBVIO has as its design partner, Anisio Campos, the premiere car designer in Brasil and a former racing driver, and the Obvio Cars incorporate many of the state of the art technologies, both materials as well as features.
     E. OBVIO’s assembly plant will feature a build-to-suit process working closely with its suppliers and in conjunction with federal agencies’ local incentive programs, such as “Arranjo Productivo Local”, the government of Rio de Janeiro and the municipality of Duque de Caxias.
     F. OBVIO desires to grant, and ZAP wishes to acquire, a license to OBVIO’s proprietary technology necessary to manufacture Obvio Cars meeting all EPA, CARB and DOT/FMVSS standards.
     G. OBVIO wishes to appoint ZAP as its exclusive distributor of Obvio Cars in the Territory (as hereinafter defined), and the non-exclusive distributor of Obvio Cars outside of the Territory.
     H. ZAP wishes to be the exclusive distributor of Obvio Cars in the Territory, and the non-exclusive distributor of Obvio Cars outside of the Territory.

     I. In consideration of the mutual promises above and the agreements contained herein, the parties hereby agree as follows:
AGREEMENT
ARTICLE 1 – TERM AND TERMINATION
     1.1 Term. This Agreement shall remain in effect for a period of 21 years from the later of (i) the date that it is executed by OBVIO and ZAP, or (ii) the date that OBVIO obtains all required approvals and permits (collectively, the “Permits”), as set forth on Schedule A attached hereto and incorporated herein by this reference (the “Effective Period”). ZAP shall be entitled to extend the Term of this Agreement for an additional period of seven years by giving notice of such election to OBVIO at least thirty (30) days prior to the expiration of the Effective Period. Upon the expiration of the Effective Period (as extended), this Agreement shall continue in full force and effect until such time as either party gives the other party ninety (90) days written notice of its intention to terminate this Agreement. The Effective Period (as extended) is referred to herein as the “Term.”
ARTICLE 2 – GRANT OF LICENSE
     2.1 Territory. Subject to the terms and conditions of this Agreement, OBVIO hereby appoints ZAP as the sole exclusive authorized distributor of Obvio Cars within North America and its territories and possessions (collectively, the “Territory”), and the non exclusive authorized distributor of Obvio Cars outside of the Territory. During the Term OBVIO shall not sell or allow Obvio Cars to be sold through any other distributor in the Territory.
     2.2 License Grant. OBVIO hereby grants to ZAP an exclusive, irrevocable, perpetual, sub license throughout the Territory in and to all of its proprietary technology necessary and desirable to manufacture Obvio Cars meeting all EPA, DOT/FMVSS and CARB standards, as currently existing and hereinafter developed, for any purpose, including but not limited to manufacturing, advertising, distributing, promoting, selling and exploiting Obvio Cars, or similar vehicles now known or hereinafter developed or invented (“License”) and a non-exclusive License with respect to areas outside of the Territory.

ARTICLE 3 – SUPPLY OF OBVIO CARS
     3.1 Delivery and Availability.
          3.1.1 As soon as practicable after the Effective Date, but in no event later than November 15th, 2005, OBVIO will provide ZAP with an initial delivery schedule for the first shipment of Obvio Cars.
          3.1.2 As soon as practicable after the Effective Date, but in no event later than February 5th, 2006, OBVIO will provide ZAP with a firm delivery schedule for the first shipment of Obvio Cars.
          3.1.3 OBVIO will provide ZAP with copies of the Permits and be in the position to ship the first shipment no later than September 31, 2007.
          3.1.4 OBVIO will deliver to ZAP, and ZAP shall purchase, the first shipment of at least 50 Obvio Cars within four (4) weeks after OBVIO’s receipt of the Permits.
          3.1.5 OBVIO will deliver to ZAP, and ZAP shall purchase, the first shipment of at least 20 Obvio Cars approved by CARB within fourteen (14) weeks after the Effective Date; provided however, that OBVIO shall have first provided ZAP with proof of receipt of such permits together with a firm delivery schedule.
          3.1.6 To the extent that OBVIO provides Obvio Cars as provided above and in accordance with the terms and conditions hereof:
               (a) OBVIO shall deliver to ZAP, and ZAP shall purchase, a minimum of 7,500 Obvio Cars within the first twelve (12) months of OBVIO’s receipt of the Permits; and
               (b) OBVIO shall deliver to ZAP, and ZAP shall purchase, at a minimum an additional 17,500 Obvio Cars during the second anniversary after receipt of the Permits; and
               (c) OBVIO shall deliver to ZAP, and ZAP shall purchase, at a minimum a further 25,000 Obvio Cars during the third anniversary after receipt of the Permits for delivery prior to September 1, 2005.
               (e) The order and delivery of Obvio Cars after the third anniversary of receipt of the Permits shall be agreed upon by the parties at a future date.
          3.1.7 OBVIO shall provide a distributor invoice for all Obvio Cars purchased by ZAP.

          3.1.8 Upon execution of this Agreement, OBVIO shall deliver, at no cost to ZAP except for shipping, two Obvio Cars (a running prototype 828/2 and a static prototype 012) to ZAP at its principal executive offices in Santa Rosa by November 15th 2005 for the San Francisco auto show .
     3.2 Order. Subject to the terms and conditions of this Agreement, OBVIO shall ship Obvio Cars to ZAP within thirty (30) days from receipt of the purchase order. OBVIO shall acknowledge each of ZAP’s orders for Obvio Cars. In no event shall any acknowledgment or shipping document have the effect of varying, altering or modifying the terms and provisions of this Agreement. If there is any conflict between the acknowledgment and the terms of this Agreement, the terms of this Agreement shall prevail.
     3.3 Delivery Instruments. All Obvio Cars delivered to ZAP shall be shipped from OBVIO’s plant or other place of shipment as designated by OBVIO. Shipments shall be made to ZAP at its address as set forth herein or pursuant to ZAP’s written instructions. All customs, duties, costs, taxes, insurance premiums and other expenses relating to transportation and delivery shall be at ZAP’s or ZAP’s dealer’s expense.
     3.4 Breach. Failure by OBVIO to timely supply ZAP with Obvio Cars ordered according to the terms of this Agreement or pursuant to the delivery requirements set for the in Article 2, shall be considered a material breach of this Agreement.
     3.5 OBVIO’s Duties and Obligations. OBVIO shall:
          3.5.1 timely deliver the Obvio Cars ordered by ZAP to such locations as ZAP shall designate in writing;
          3.5.2 refrain from selling Obvio Cars to any person or entity in the Territory, or any person or entity which plans to sell Obvio Cars in the Territory, other than ZAP;
          3.5.3 refrain from selling “micro” cars, socially responsible vehicles, advanced technology vehicles or any other cars which have a fuel efficiency rating greater than 30 miles per gallon in the Territory, other than ZAP;
          3.5.4 promptly refer to ZAP all leads, prospects and related information which are directed to it or which it receives regarding potential purchases of any of Obvio Car within the Territory;
          3.5.5 procure and provide parts for ZAP Obvio Cars dealers, and provide a dealer recommended parts list.

          3.5.6 in the event OBVIO discontinues the manufacture of any of Obvio Cars, continue, for a reasonable time after such discontinuance, to make available to ZAP replacement parts for such discontinued products, to the extent reasonably anticipated by ZAP to be necessary to service such discontinued products previously sold to ZAP;
          3.5.7 provide ZAP with suggested retail list prices for each Obvio Car, and products and equipment thereto; however, such prices shall in all cases be suggestions only and shall not be binding upon ZAP.
          3.5.8 provide ZAP with dealer diagnosis computers at OBVIO’s cost
          3.5.9 provide ZAP with dealer training and service manuals for Obvio Cars.
     3.6 ZAP’s Duties and Obligations. ZAP shall:
          3.6.1 use its best efforts to locate and communicate diligently with potential purchasers of Obvio Cars in the Territory and promote in all reasonable and proper ways the sale of such products; and
          3.6.2 advise OBVIO from time to time of the nature and substance of all substantial contacts made with actual or potential customers in the Territory for Obvio Cars and periodically discuss with OBVIO any significant results from market research relevant to the Territory.
ARTICLE 4 – PRICE AND PAYMENTS
     4.1 Distribution and License Fee. Subject to terms and conditions of this Agreement and provided that OBVIO has not breached this Agreement, ZAP will pay US$490,000 payable and order 50,000 OBVIO vehicles in order to obtain this license and distribution agreement.
     4.2 Payment Terms. All amounts due hereunder shall be due in U.S. currency. ZAP shall pay the amounts due for the first fifty (50) Obvio Cars to be delivered by OBVIO by wire transfer, or Irrevocable Letter of Credit, in ZAP’s sole determination, at least five (5) business days prior to the scheduled delivery date. ZAP shall pay any amounts due for additional Obvio Cars purchased by ZAP with an Irrevocable Letter of Credit subject to the terms and conditions of ZAP’s credit facility(ies). The Irrevocable Letter of Credit is payable at the time of shipping of the Obvio Cars from Brasil, and at the time the Vehicle Identification Numbers (VIN) numbers are provided to ZAP. OBVIO shall deliver the Obvio Cars between four (4) and five (5) weeks after the Letter of Credit.

     4.3 Certification of Compliance. Each Obvio Car shall be accompanied by a certificate which states that Obvio Cars meets the manufacturing and quality control release specifications (the “Specifications”), as set forth on Schedule A, attached hereto and incorporated herein by this reference, each of the stickers evidencing compliance with the Specifications and an invoice.
     4.4 Price of Obvio Cars. ZAP shall purchase each Obvio Car at pricing acceptable to ZAP and currently estimated to be US$11,000-US$14,000 and US$24,000-28,000.
ARTICLE 5 – ADVERTISING & MARKETING
     5.1 Promotions; Marketing and Advertising. OBVIO and ZAP will work cooperatively to maximize publicity for Obvio Cars throughout the Territory. ZAP may prepare advertising, promotional material, and labeling relating to Obvio Cars. OBVIO will seek approval from its notified body for any labeling so designated by ZAP. OBVIO will, if requested by ZAP, provide additional promotional information regarding Obvio Cars and ZAP may, at its discretion, use such additional promotional information in the advertising, promotional material, and labeling it prepares.
     5.2 Intellectual Property/License. OBVIO hereby grants to ZAP, exclusive, non-royalty bearing, license during the Term, to use OBVIO’s trade name, trademarks, service marks, copyrights, labels, logos, forms and advertising materials, which are derived from, associated with, or used in connection with Obvi Cars throughout the Territory (the “IP License”) and a non-exclusive IP License with respect to areas outside of the Territory. Upon termination of this Agreement for any reason, ZAP, except as agreed by OBVIO in writing, will immediately discontinue the use of Company’s trade name, trademarks, service marks, copyrights, forms, labels and advertising materials, if any, except for the purpose of selling any existing stock of Obvio Cars.
     5.3 Private Labeling. Upon ZAP’s request OBVIO shall manufacture any Obvio Car delivered pursuant to this Agreement under the name “ZAP Obvio car” or any similar name or brand containing the name “ZAP”.
ARTICLE 6 – QUALITY CONTROL AND PRODUCT RECALL
     6.1 Rejection of Obvio Cars. ZAP may reject and return Obvio Cars not conforming to the warranties, or because of: (a) failure to meet the Specifications when they are delivered; (b) material manufacturing defects; or (c) governmental agency recall, whether or not due to any acts or failure to act by OBVIO. In order to reject Obvio Cars, ZAP must give written notice to OBVIO of ZAP’s intention to reject the shipment, which notice must be received by OBVIO within sixty (60) days of ZAP’s receipt of such Obvio Cars together with an indication of the reasons for such rejection. If no such notice of intent to reject is received, ZAP shall be deemed to have accepted the delivery provided, however, in the case of Obvio Cars having latent defects which upon diligent examination by ZAP upon their receipt could not have been discovered, ZAP must give notice of ZAP’s intent to reject such Obvio Cars within thirty (30) days after discovery of such defects. In the event ZAP has paid for a shipment of Obvio Cars which has been rejected as provided herein, ZAP shall be entitled to a refund of the purchase price of the rejected Obvio Cars (together with insurance and freight charges) at the time it is ultimately rejected, provided, however, that if OBVIO disputes the rejection, any appropriate refund shall be made at the time the dispute is finally resolved. OBVIO shall notify ZAP within fifteen (15) days of its receipt of ZAP’s notice of rejection as to whether it accepts ZAP’s basis for any rejection.
     6.2 Manufacturing Standards. OBVIO shall manufacture Obvio Cars in compliance with EPA, DOT/FMVSS, CARB, and other standards, and in accordance with other government agency requirements, as requested, all in accordance with the Specifications. OBVIO will supply written evidence Obvio is satisfactory to ZAP of the Obvio Car’s compliance with the foregoing tests, including written results of verification tests required and any update tests. OBVIO understands and agrees that ZAP shall have no obligations under this Agreement until each Obvio Car is compliant to be sold within the Territory.
     6.3 Design Changes. ZAP may, as a result of complaints, adverse events, recalls, or recommendations or requirements as expressed by customers or regulatory bodies, require OBVIO to make modifications to the technical design or manufacturing of Obvio Cars. OBVIO will cooperate fully with ZAP in modifying Obvio Cars, as requested. The party to be responsible for payment of the costs of such modifications, if significant, will be negotiated in good faith by ZAP and OBVIO. The payment of the costs of such modifications, if insignificant, will be the responsibility of OBVIO.
     6.4 Recall. In the event that OBVIO shall deem it necessary to recall, or any applicable governmental agency, OBVIO shall be responsible for and shall bear all costs and expenses of such recall, including without limitation expenses or obligations to third parties, the costs of notifying customers, and costs associated with the shipment of such recalled products from customers.

     6.5 Warranty, Representations and Remedies.
          6.5.1 For each Obvio Car delivered by OBVIO to ZAP, OBVIO shall: (a) provide ZAP with a standard warranty for the product, but for at least the first to occur of the first thirty six (36) months from the date of the Obvio Car delivered by ZAP to the consumer or the date the Obvio Car reaches 36,000 miles; (b) provide the Obvio warranty to all persons who purchase a Obvio Car from ZAP, without varying any of its terms or provisions; and (c) promptly repair or replace any of OBVIO’s products which malfunction, fail to operate or are otherwise defective and which are covered, or should be covered, under the warranty hereunder, whether such product is owned at the time of malfunction by ZAP or third-party purchaser of a Obvio Car.
          6.5.2 OBVIO represents and warrants that each Obvio Car, when shipped to ZAP, will conform in all respects to the Specifications outlined in Schedule A or otherwise as then in effect.
          6.5.3 OBVIO represents and warrants that each of its Obvio Cars meets, and it shall maintain, all FMVSS, EPA, CARB and DOT standards.
     6.6 Representations and Warranties by ZAP. ZAP represents and warrants to OBVIO that:
          6.6.1 Organization. ZAP is duly organized, validly existing and in good standing under the laws of the State of California and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect.
          6.6.2 Authorization of Agreement, Etc. This Agreement when executed and delivered by ZAP, constitutes the valid and binding obligation of ZAP, enforceable against ZAP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.7 Representations and Warranties by OBVIO. OBVIO represents and warrants to ZAP that:
          6.7.1 Organization. OBVIO is duly organized, validly existing and in good standing under the laws of Brasil and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect.
          6.7.2 Authorization of Agreement, Etc. This Agreement when executed and delivered by OBVIO, constitutes the valid and binding obligation of OBVIO, enforceable against OBVIO in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.8 Indemnification.
          6.8.1 OBVIO shall defend, indemnify and hold ZAP and its parent and affiliates (and each of their employees, officers and directors) harmless from and against any and all damages, injuries, causes of action, costs, losses and expenses, including without limitation the costs of recalls, court costs and reasonable attorneys’ fees, if any, resulting from third party product liability claims based on the negligence or willful misconduct of OBVIO, or any claim of infringement or violation of any patent (including any divisionals, continuations, and continuations in part), or common law or statutory rights, or proprietary rights by or on account of the use that ZAP is entitled to make of Obvio Cars hereunder, or failure of Obvio Cars (or any one of them) to conform to the warranty or Specifications set forth herein, or the breach by OBVIO of any representation, warranty, covenant, term or agreement included in this Agreement.
ARTICLE 7 – CONFIDENTIALITY
     7.1 Duty of Confidentiality Relating to Trade Secrets and Proprietary Information. Each party (“Receiving Party”) shall maintain in confidence and keep safe from third parties all information disclosed by the other (“Disclosing Party”) which such party knows or has reason to know comprises trade secrets and other proprietary information of the other, including, without limitation, information relating to Obvio Cars. Each party shall use its best efforts to ensure that its employees, consultants and agents do not disclose to third parties such trade secrets or proprietary information. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other’s trade secrets or proprietary information.
     7.2 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that: (a) the Receiving Party is required to disclose the information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; (b) the Receiving Party can demonstrate that the disclosed information was at the time of disclosure already in the public domain other than as a result of actions or failure to act by the Receiving Party in violation hereof; (c) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party in connection with this Agreement; or (d) the disclosed information was received by the Receiving Party on an unrestricted basis from a source which is neither ZAP nor OBVIO and which is not under a duty of confidentiality to the other party.

ARTICLE 8 – PRODUCT LIABILITY
     8.1 Notification. Each party shall promptly notify the other of any claim or action by reason of the manufacture, use or Obvio of Obvio Cars of which it becomes aware.
     8.2 Insurance. OBVIO shall maintain insurance coverage issued by one or more insurance companies, with Best Rating A or higher, and shall name ZAP a co-insured thereon, adequate to cover the claims, liabilities, judgments, losses, damages, costs and expenses (including reasonable attorney’s fees) indemnified in Article 6, but in no event less than $10,000,000 per occurrence.
ARTICLE 9 – MISCELLANEOUS
     9.1 Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the State of California.
     9.2 Arbitration; Venue. All disputes arising under, or in any way connected with, this Agreement shall be subject to final, binding arbitration before a mutually agreeable arbitrator and pursuant to the attendant, applicable rules for binding arbitration set forth in the California Code of Civil Procedure. If the parties cannot agree upon an arbitrator, then one shall be selected in accordance with the then in effect rules for arbitration before the Los Angeles, California office of JAMS. Any action to enforce the terms of this Agreement and to compel compliance and enforce a decision of the arbitrator must be brought in a court of competent jurisdiction sitting in Los Angeles County, California. In the event any dispute between the Parties arises after the execution of this Agreement in connection this Agreement or the matters herein released should result in litigation or arbitration, the prevailing party shall be entitled to all reasonable costs incurred in connection therewith including, but not limited to, reasonable attorneys’ fees.
     9.3 Notice. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by facsimile transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed). Notices shall be addressed as follows, or to such other address as the receiving party shall have specified most recently by like Notice, if to ZAP: 501 Fourth Street Santa Rosa, California, 95401, United States of America, Attn. Renay Cude, Corporate Secretary, with a copy to Donahue Gallagher & Woods LLP, 300 Lakeside Drive, Suite 1900, Oakland, California, 94612, United States of America, Attn. William Hill, Esq.; and if to OBVIO: Avenida Alexandre Ferreira 391, Lagoa, Rio de Janeiro, RJ 22470-220, Brasil, Attn. Mr Ricardo Silva Machado with a copy to Fraga, Bekierman e Pacheco Net Advogados, Rua Rodrigo Silva 26/30, Rio de Janeiro, RJ 20011040, Brasil, Attn: Dr. Roberto Bekierman
     9.4 Assignability. This Agreement may not be assigned or transferred in any manner by OBVIO without the prior written consent of ZAP.
     9.5 Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement will not be construed to be a waiver of the provisions or of the right to enforce the provisions subsequently. No modification or waiver of any of the provisions of this Agreement will be binding on the Parties to this Agreement unless such modification or waiver is stated in writing and signed by the appropriate representatives of ZAP or OBVIO.
     9.6 Invalidity of a Particular Provision. The invalidity or unenforceability of any term, provision, clause or any portion thereof of this Agreement shall in no way impair or affect the validity or enforcement of any other provision of this Agreement.
     9.7 Survival. The provisions which by their meaning and intent have applicability beyond the term of this Agreement shall survive the expiration or termination of this Agreement.
     9.8 Relationship of the Parties. The relationship between ZAP and OBVIO is and shall be that of vendor and vendee. Neither party, nor its agents and employees, shall under any circumstances be deemed agents or representatives of the other and neither shall have authority to act for and/or bind the other in any way, or represent that it is in any way responsible for acts of the other. This Agreement does not establish a joint venture, agency or partnership between the parties, nor does it create an employer/employee relationship.
     9.9 Time. The parties agree that time is of the essence in the performance of obligations under this Agreement.

     9.10 Remedies/Specific Performance. The parties acknowledge and agree that ZAP will suffer irreparable harm in the event of a material breach of OBVIO’s obligation to supply and warranty Obvio Cars in accordance with the terms hereof. Accordingly, OBVIO agrees that ZAP will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce OBVIO’s obligation to supply Obvio Cars in accordance with the terms hereof. Any specific remedies provided for herein shall be in addition to any other remedies available to it at law or in equity.
     9.11 Confidentiality. Except in connection with a press release to be approved by ZAP and OBVIO prior to release, the terms and conditions of this Agreement shall be confidential and shall not be disclosed by any of the parties to this Agreement to any third party, other than to an actual or potential affiliate, successor or assign, except that any party may disclose the terms and conditions of this Agreement (i) to its legal or accounting advisors, as necessary, so long as they agree to be bound by the terms of this confidentiality provision; or (ii) if such party receives a subpoena or other process or order to produce this Agreement, provided that such party shall, prior to any disclosure to any third party, promptly notify the other party to this Agreement so that the party has a reasonable opportunity to respond to such subpoena, process or order; or (iii) as otherwise required by applicable law or regulation. The party receiving the subpoena, process or order shall take no action contrary to the confidentiality provisions set forth above and shall make reasonable efforts to produce only subject to a protective order. The party objecting shall have the burden of defending against such subpoena, process or order. The party receiving the subpoena, process or order shall be entitled to comply with it except to the extent that any other party is successful in obtaining an order modifying or quashing it.
     9.12 General. The captions, articles, sections and subsections of this Agreement are solely for convenience of reference and shall not affect its interpretation This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.
     9.13 Entire Agreement. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, understandings, letters of intent, representations, statements and writings between the parties relating thereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ZAP		OBVIO

By:	/s/ Steven Schneider	By:	/s/ Ricardo Silva Machado

	Steven Schneider, Chief Executive Officer		Ricardo Silva Machado, President

SCHEDULE A
Permits/Approvals and Specifications
     As a condition precedent to ZAP’s obligations under the Agreement, OBVIO shall obtain all of the following approvals and permits, in accordance with the terms of the Agreement, prior to delivering each Obvio Car to ZAP:
1.	All Department of Transportation (DOT)/Federal Motor Vehicle Safety Standards (FMVSS) permits, approval letters and window stickers reflecting compliance with the foregoing.

2.	Environmental Protection Agency (EPA) permits, approval letter and window sticker reflecting compliance with the foregoing.

3.	Manufacturing State of Origin (MSO) documentation.

4.	All California Air Resource Board (CARB) standard
Each Obvio Car delivered to ZAP pursuant to the Agreement shall meet or exceed any other standards required by any Federal or state governmental agency or other country where ZAP distributes Obvio Cars. It is understood that ZAP will provide support to OBVIO in its efforts to secure the above approvals and permits.

EXHIBIT A
Sketches of the 828/2 and 012
(see attached)